UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Amendment No. 2

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KNOWBE4, INC.

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KNOWBE4, INC.

33 N. GARDEN AVENUE, SUITE 1200

CLEARWATER, FL 33755

January 20, 2023

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF KNOWBE4, INC.

TO BE HELD ON JANUARY 31, 2023

This amendment, dated January 20, 2023 (this “Amendment”), amends and supplements the definitive proxy statement, dated December 22, 2022, as amended and corrected (the “Proxy Statement”), filed by KnowBe4, Inc. (“KnowBe4”). The Proxy Statement relates to the solicitation of proxies by KnowBe4’s Board of Directors (the “KnowBe4 Board”) for use at a special meeting of KnowBe4’s stockholders (together with any adjournment, postponement, or other delay thereof, the “Special Meeting”). The Special Meeting will be held on Tuesday, January 31, 2023, at 10:00 a.m., Eastern time, via a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/KNBE2023SM.

The purpose of this Amendment is to provide supplemental information concerning the Special Meeting and the matters to be considered at the Special Meeting. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from this Amendment or any other amendments, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. The supplemental information is identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Supplemental Disclosures

The section of the Proxy Statement captioned “Summary Term Sheet” is amended and supplemented as follows:

The bullet points under the caption “Summary Term Sheet—Litigation Relating to the Merger” are amended and restated to read as follows:

•

As of ~~December 22, 2022~~January 20, 2023, ~~one~~four complaints ha~~s~~ve been filed by ~~a~~ purported KnowBe4 stockholders against KnowBe4 and the members of the KnowBe4 Board, seeking to enjoin the Merger and other relief. The complaints assert~~s~~ claims (1) against all defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for issuing allegedly false and misleading statements in KnowBe4’s preliminary proxy statement and definitive proxy statement; and (2) against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false or misleading statements. Two of the complaints have since been voluntarily dismissed.

•

The defendants believe the claims are without merit. For a more detailed description of litigation relating to the Merger, see the section of this proxy statement captioned “Special Factors—Litigation Relating to the Merger.”

The section of the Proxy Statement captioned “Special Factors” is amended and supplemented as follows:

The twenty-fourth paragraph under the caption “Special Factors—Background of the Merger” is amended and restated to read as follows:

In the days following the Special Committee meeting on July 18, 2022, representatives of Morgan Stanley, acting upon the authorization of the Special Committee, conducted an outreach to the four financial sponsors previously discussed with the Special Committee. Based on the feedback and interest received following the initial outreach to the four potential bidders and a continual evaluation of the market outreach conducted by Morgan Stanley, including reports and updates from Morgan Stanley on the feedback received from potential bidders, the Special Committee, during its meetings on July 28, 2022 and August 4, 2022, authorized the representatives of Morgan Stanley to contact additional financial sponsors and strategic parties regarding such sponsors’ and parties’ potential interest in a potential acquisition of KnowBe4. The decision to contact those additional financial sponsors and strategic parties at those respective times reflected recommendations from Morgan Stanley on those financial sponsors and strategic parties that would likely have an interest in KnowBe4 and would be capable of engaging in, and completing, an acquisition of KnowBe4, albeit in a descending order of interest in KnowBe4 and/or in capability of engaging in, and completing, an acquisition. This decision also reflected, among other things, the level of interest shown, the engagement (or the lack thereof) by potential bidders (including by the four potential bidders initially contacted), the number of potential bidders in the process at any given time, and that potential bidders had passed on pursuing a potential acquisition of KnowBe4 at various junctures in the Special Committee’s process. KKR, Elephant Funds and Messrs. Shanley, Daly, and Sjouwerman did not identify any potential bidders. The other potential financial sponsor and strategic party bidders passed on pursuing a potential acquisition of KnowBe4 for, among other reasons in the aggregate, (1) questions about the ultimate size of the total available market, (2) current and future competition, (3) challenges with respect to future growth at-scale, (4) high exposure to small and midsize business market and (5) technology content and differentiation; (6) such bidder’s lack of a compelling rationale for an acquisition; and/or (7) such bidder’s view that it could not see itself paying a meaningful premium in an acquisition based on KnowBe4’s current market trading price. In the aggregate, the representatives of Morgan Stanley contacted 12 financial sponsors (not including Vista), including two financial sponsors that owned strategic parties, and four strategic parties to determine their interest in a potential acquisition of KnowBe4. Nine of the non-Vista financial sponsors contacted executed non-disclosure agreements to allow them to engage further with KnowBe4 regarding a potential acquisition. These non-disclosure agreements included a “standstill” or other restriction on the applicable financial sponsor’s ability to make public proposals to acquire KnowBe4 but such restrictions would fall away under certain circumstances, including the date that KnowBe4 announces a definitive written agreement with any unaffiliated third party (or, in some cases, just a third party) to consummate a transaction that would result in such third party obtaining a majority of the outstanding number of KnowBe4’s voting securities. However, all of these non-disclosure agreements permitted the applicable financial sponsor to make a direct proposal to the KnowBe4 Board, provided that it was on a confidential, non-public basis. Eight of the non-Vista financial sponsors contacted had an initial meeting with KnowBe4 management to discuss KnowBe4’s business and operations. Two of the non-Vista financial sponsors contacted submitted additional due diligence requests on KnowBe4 following the initial management presentation, all of which were responded to by management. However, following the delivery of these responses, each of these non-Vista financial sponsors declined to pursue a transaction and did not submit a proposal or access a virtual data room. No financial sponsors (other than Vista) ultimately submitted a proposal for a potential acquisition. None of the strategic bidders contacted executed a non-disclosure agreement, held an initial meeting with KnowBe4 management, conducted due diligence on KnowBe4, or submitted an acquisition proposal.

The thirty-fifth paragraph under the caption “Special Factors—Background of the Merger” is amended and restated to read as follows:

On August 5, 2022, the Special Committee and representatives of Morgan Stanley met with Messrs. Shanley and Daly to update them, generally, on the Special Committee’s process and expected timeline for such process. Messrs. Shanley and Daly were not made aware of the specific feedback provided by potential bidders or the specific progress (or lack thereof) made by potential bidders at that meeting or at any time prior to the end of the Special Committee’s process.

The seventy-ninth paragraph under the caption “Special Factors—Background of the Merger” is amended and restated to read as follows:

On October 2, 2022, the Special Committee held a meeting by video conference with representatives of each of Potter Anderson, Wilson Sonsini, and Morgan Stanley. Representatives of Wilson Sonsini provided an overview of, and discussed with the Special Committee and its advisors, Vista’s revised draft of the merger agreement. Representatives of Morgan Stanley reported that, following the public disclosure of Vista’s proposal to acquire KnowBe4, Morgan Stanley had not received, and was not otherwise aware of, any inbound interest from a potential third party who was interested in acquiring KnowBe4. Representatives of Morgan Stanley also reviewed that, as part of Morgan Stanley’s market outreach previously authorized by the Special Committee, they had conducted a targeted outreach to certain potential strategic parties and financial sponsors that had been previously contacted regarding a potential acquisition of KnowBe4 following the submission of Vista’s public proposal, which Morgan Stanley selected, based on its professional judgment and experience, as logical potential bidders for KnowBe4, as potential bidders that had the ability and likelihood of being able to consummate an acquisition of KnowBe4, and/or as potential bidders that had previously expressed a preliminary level of interest in pursuing a potential acquisition of KnowBe4. ~~and~~ Morgan Stanley reported that those bidders had either not responded to Morgan Stanley’s outreach or had confirmed that they were not interested in pursuing an acquisition of KnowBe4. The Special Committee gave direction to representatives of each of Wilson Sonsini and Potter Anderson on how to negotiate various points in the merger agreement. The Special Committee and representatives of each of Wilson Sonsini and Morgan Stanley also discussed the bonus retention pool and certain ordinary course equity grants for members of KnowBe4 management, and the Special Committee instructed Morgan Stanley to discuss those matters with Vista.

The eightieth paragraph under the caption “Special Factors—Background of the Merger” is amended and restated to read as follows:

On October 3, 2022, Vista requested the Special Committee’s permission to discuss the terms of Mr. Sjouwerman’s employment with KnowBe4 following its acquisition by Vista. The Special Committee provided its approval for these discussions on October 4, 2022. No such discussions were held prior to the Special Committee’s approval.

The third paragraph under the caption “Special Factors—Opinion of Morgan Stanley & Co LLC—Discounted Equity Value Analysis” is amended and restated to read as follows:

In each case, Morgan Stanley then discounted the resulting implied future fully diluted equity value by 2.2 years, or to October 7, 2022, at a discount rate of 12.7 percent, which rate was selected by Morgan Stanley based on KnowBe4’s estimated cost of equity, estimated using the capital asset pricing model method and utilizing a 6 percent market risk premium, a risk-free rate of 3.8 percent based on the 10-year U.S. Treasury yield as of October 7, 2022, and a 1.49 predicted beta per Barra. The results of these analyses are listed below:

Discounted Equity Value	Selected AV / CY25 Estimated Revenue Multiple Ranges	Implied, Discounted Value Per Share of KnowBe4 Common Stock ($)
CY25 Estimated Revenue
Street Consensus	6.0x – 9.0x	16.53 – 23.57
Projections	6.0x – 9.0x	19.29 – 27.65

Discounted Equity Value	Selected P / CY25 Estimated FCF Multiple Ranges	Implied, Discounted Value Per Share of KnowBe4 Common Stock ($)
CY25 Estimated Free Cash Flow
Street Consensus	30.0x – 45.0x	17.30 – 25.89
Projections	30.0x – 40.0x	25.05 – 33.37

The second paragraph under the caption “Special Factors—Opinion of Morgan Stanley & Co LLC—Discounted Cash Flow Analysis” is amended and restated to read as follows:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (burdened by stock-based compensation), less taxes and capital expenditures, and adjusted for changes in net working capital. The Projections, for purposes of the discounted cash flow analysis, included extrapolations through calendar year 2032 prepared by Morgan Stanley with the guidance of KnowBe4 management (which extrapolations were reviewed and approved for Morgan Stanley’s use by KnowBe4 management). The free cash flows and terminal values were discounted to present values as of October 7, 2022, at a discount rate ranging from 11.7 percent to 13.7 percent, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of KnowBe4’s weighted average cost of capital estimated using the capital asset pricing model method and utilizing a 6 percent market risk premium, a risk-free rate of 3.8 percent based on the 10-year U.S. Treasury yield as of October 7, 2022, and a 1.49 predicted beta per Barra. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 3.0 percent to 4.0 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The resulting aggregate value was then adjusted for net ~~debt~~cash of $344 million, as provided by KnowBe4 management.

The second paragraph under the caption “Special Factors—Opinion of Morgan Stanley & Co LLC— “Precedent Transactions Multiples Analysis” is amended and restated to read as follows:

The following is a list of the selected software transactions reviewed, together with the applicable multiples, with a median observed multiple of 7.7x:

Selected Software Transactions (Target/Acquiror)	AV/NTM Revenue Multiple
Strategic Acquirors
Adaptive Insights Inc. / Workday, Inc.	11.0x
AppDynamics, Inc. / Cisco Systems, Inc.	13.7x
Auth0, Inc. / Okta, Inc.	35.0+x
AVG Technologies USA, Inc. / Avast Plc	3.3x
Broadsoft, Inc. / Cisco Systems, Inc.	4.8x
Callidus Software Inc. / SAP America, Inc.	8.3x
Carbon Black, Inc. / VMware, Inc.	8.0x
Concur Technologies, Inc. / SAP America, Inc.	10.3x
Figma, Inc / Adobe Inc.	28.0+x
Five9, Inc. / Zoom Video Communications, Inc.	25.7x
Fleetmatics Group PLC / Verizon Communications Inc.	6.6x
Livongo Health, Inc. / Teladoc Health, Inc.	44.9x
Mulesoft, Inc. / Salesforce.com, Inc.	15.7x
NetSuite Inc. / Oracle Corporation	9.1x
NortonLifeLock Inc. / Symantec Enterprise Cloud	3.2x
Qualtrics International Inc. / SAP America, Inc.	16.5x
SendGrid, Inc. / Twilio Inc.	15.7x
Slack Technologies, Inc. / Salesforce.com, Inc.	24.9x
Tableau Software Inc. / Salesforce.com, Inc.	11.0x
Financial Sponsor Acquirors
Anaplan, Inc. / Thoma Bravo, L.P.	13.6x
Apptio Inc. / Vista Equity Partners Management, LLC	7.0x
Avalara, Inc. / Vista Equity Partners Management, LLC	9.0x
Barracuda Networks, Inc. / Thoma Bravo, LLC	3.8x
Cambium Learning Group, Inc. / Veritas Capital Fund Management, L.L.C.	4.2x
Cloudera, Inc. / Clayton Dubilier & Rice, LLC; Kohlberg Kravis Roberts & Co. L.P.	5.3x
Cvent Holding Corp. / Vista Equity Partners Management, LLC	6.4x
Ellie Mae Inc. / Thoma Bravo, LLC	6.8x
Forescout Technologies, Inc. / Advent International Corporation; Crosspoint Capital Partners	4.9x
Gigamon Inc. / Elliott Management	3.7x
Informatica Inc. / Permira Private Equity	4.1x
Imperva Inc. / Thoma Bravo, LLC	4.7x
Infoblox Inc. / Vista Equity Partners Management, LLC	3.6x

Selected Software Transactions (Target/Acquiror)	AV/NTM Revenue Multiple
Instructure Inc. / Thoma Bravo, LLC	6.6x
LogMeIn, Inc. / Francisco Partners; Evergreen Coast Capital Corp.	3.4x
Marketo, Inc. / Vista Equity Partners Management, LLC	5.9x
Medallia, Inc. / Thoma Bravo, LP.	10.8x
Mimecast Limited / Permira Private Equity	9.2x
MINDBODY, Inc. / Vista Equity Partners Management, LLC	6.8x
Ping Identity Holding Corporation / Thoma Bravo, L.P.	7.6x
Pluralsight, Inc. / Vista Equity Partners Management, LLC	7.8x
Proofpoint, Inc. / Thoma Bravo L.P.	9.3x
QAD Inc. / Thoma Bravo L.P.	5.3x
RealPage, Inc. / Thoma Bravo L.P.	8.2x
SailPoint Technologies Holdings, Inc. / Thoma Bravo, L.P.	13.2x
SolarWinds Corporation / Silver Lake L.L.C.; Thoma Bravo LLC	7.8x
Sophos Group PLC / Thoma Bravo LLC	5.1x
Talend S.A. / Thoma Bravo L.P.	7.3x
The Ultimate Software Group, Inc. / Hellman & Friedman LLC	8.2x
Zendesk, Inc. / Hellman & Friedman LLC, Permira Advisers LLC	4.6x

The first paragraph under the caption “Special Factors—Opinion of Morgan Stanley & Co LLC—Other Information–Illustrative Precedent Premiums” is amended and restated to read as follows:

Morgan Stanley performed an illustrative precedent transactions premiums analysis by reviewing 72 software company transactions larger than $1 billion in aggregate value since 2014. For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (1) the implied premium to KnowBe4’s closing Class A common stock price on September 16, 2022, the last trading day prior to announcement of KnowBe4’s receipt of an offer from Vista to acquire KnowBe4; and (2) the implied premium to KnowBe4’s unaffected 30-day average closing Class A common stock price on September 16, 2022.

The seventh paragraph under the caption “Special Factors—Opinion of Morgan Stanley & Co LLC—General” is amended and restated to read as follows:

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for KnowBe4 and received aggregate fees of approximately $5 to $10 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services to the Vista Related Entities and received aggregate fees of approximately $120 to $140 million in connection with such services (this includes fees attributable to a transaction that closed on September 30, 2022 and financial advisory and financing services fees from companies that were no longer majority-controlled affiliates or portfolio companies of Vista at the time the relationships disclosure memorandum was circulated by Morgan Stanley on July 12, 2022). In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services to the KKR Related Entities and received aggregate fees of approximately $80 to $105 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has not provided financial advisory and financing services to Elephant Partners. Morgan Stanley may also seek to provide financial advisory and/or financing services to KnowBe4, Parent, Vista, the Vista Related Entities, KKR, the KKR Related Entities and Elephant Partners in the future and would expect to receive fees for the rendering of these services. For purposes of this paragraph, financial advisory and financing services generally include M&A advisory, equity and debt capital markets transactions, and loans, but do not include sales, trading and asset management services.

The three paragraphs under the caption “Special Factors—Litigation Relating to the Merger” are amended and restated to read as follows:

On November 15, 2022, a purported KnowBe4 stockholder filed a complaint in the U.S. District Court for the Southern District of New York against KnowBe4 and the members of the KnowBe4 Board, captioned O’Dell v. KnowBe4, Inc., et al., Case No. 22-cv-9727 (the ~~“Complaint”~~“O’ Dell Complaint”). On December 22, 2022, another purported KnowBe4 stockholder filed a complaint in the U.S. District Court for the Southern District of New York against KnowBe4 and the members of the KnowBe4 Board, captioned Bushansky v. KnowBe4, Inc., et al., Case No. 1:22-cv-10833 (the “Bushansky” Complaint”). On January 10, 2023, another purported KnowBe4 stockholder filed a complaint in the U.S. District Court for the District of Delaware, captioned Finger v. KnowBe4, Inc., et al., Case No. 1:23-cv-00021 (the “Finger Complaint”). On January 13, 2022, another purported KnowBe4 stockholder filed a complaint in the U.S. District Court for the District of Delaware, captioned Wilhelm v. KnowBe4, Inc., et al., Case No. 1:23-cv-00041 (the “Wilhelm Complaint” and, collectively with the O’Dell Complaint, the Bushansky Complaint, and the Finger Complaint, the “Complaints”). The O’Dell Complaint and the Bushansky Complaint have since been voluntarily dismissed.

The Complaints assert~~s~~ claims against all defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for issuing allegedly false and misleading statements in KnowBe4’s preliminary proxy statement and definitive proxy statement and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false or misleading statements. The allegations in the Complaints include that the preliminary proxy statement and definitive proxy statement omitted material information regarding KnowBe4’s financial projections, the analyses performed by Morgan Stanley, potential conflicts of interest involving Morgan Stanley, and potential conflicts of interest involving alleged KnowBe4 insiders. The Complaints seek~~s~~, among other relief, (1) to enjoin defendants from consummating the Merger; (2) to rescind the Merger Agreement or recover damages, if the Merger is completed; (3) an accounting of damages; and (4) attorneys’ fees and costs.

The defendants believe that the disclosures set forth in the preliminary proxy statement and definitive proxy statement comply fully with all applicable law and that the allegations contained in the Complaints are without merit. Additional lawsuits arising out of the Merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

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If you have any questions concerning the Special Meeting, the Proxy Statement or this Amendment, would like additional copies of the Proxy Statement or this Amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

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